Exhibit 6

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of July 2, 2007, by and among Charles R. Schwab, Helen O. Schwab, The Charles & Helen Schwab Living Trust, HOS Family Partners, LLC, a limited liability company organized and existing under the laws of the State of Delaware, 188 Partners, LP, a limited partnership organized and existing under the laws of the State of California, and the Charles & Helen Schwab Foundation, a nonprofit public benefit corporation (each, a “Seller” and collectively, the “Sellers”), and The Charles Schwab Corporation, a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, each of the Sellers owns of record the number of shares of the Purchaser’s common stock, par value $0.01 (the “Common Stock”), set forth opposite such Seller’s name on Schedule I hereto and collectively own of record 221,927,588 shares of the Purchaser’s Common Stock, which constitute approximately 18% of the total issued and outstanding shares of Common Stock as of the date hereof;

WHEREAS, the Purchaser intends, but has not made any public announcement of such intention, to conduct a public, modified “Dutch Auction” tender offer (the “Tender Offer”) commencing on or about July 3, 2007 for up to 84,000,000 shares of its outstanding Common Stock at a purchase price not greater than $22.50 nor less than $19.50 per share pursuant to the terms and conditions set forth in the Offer to Purchase, to be dated July 3, 2007, substantially in the form attached hereto as Annex A, as the same may be revised, amended, modified or supplemented from time to time after the date hereof (the “Offer to Purchase”);

WHEREAS, the Sellers have agreed that they will not exercise their right to tender any of their shares of Common Stock in the Tender Offer pursuant to the Offer to Purchase; and

WHEREAS, subsequent to the date of expiration of the Tender Offer (such date, as determined pursuant to the Offer to Purchase, the “Expiration Date”), the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, a portion of the Sellers’ shares of Common Stock based on the total number of shares tendered and accepted for purchase in the Tender Offer in a manner more specifically described below.

NOW, THEREFORE, in consideration of the premises, the representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. Agreement Not to Participate in the Tender Offer. In consideration of the Purchaser’s willingness to purchase the Pro Rata Shares (as defined below) in accordance with the provisions of Section 2 hereof, the Sellers hereby agree that from the date of commencement of the Tender Offer through the Expiration Date (the “Lock-up Period”), the Sellers will not directly or indirectly, including by guaranteed delivery, participate in the Tender Offer pursuant to the Offer to Purchase, or otherwise sell, pledge, hypothecate or dispose of any shares of Common Stock owned by the Sellers (including without limitation, any shares of Common Stock which may be deemed to be beneficially owned by any Seller in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and any shares of Common Stock which may be issued upon the vesting and/or exercise of any stock options, restricted stock or warrants, or upon conversion or exchange of any convertible or exchangeable securities or any rights, warrants, options or other securities that are convertible into, or exercisable or exchangeable for Common Stock).

2. Purchase and Sale of the Pro Rata Shares.

2.1 Purchase and Sale of the Pro Rata Shares.

(a) Subject to the completion of the Tender Offer as set forth below and pursuant to the terms and conditions of this Agreement, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, an aggregate of 18,000,000 shares of Common Stock; provided, however, that if the number of shares purchased in the Tender Offer pursuant to the Offer of Purchase is higher or lower than 84,000,000 (any such change in the amount purchased, a “TO Share Adjustment”), the aggregate number of shares of Common Stock to be sold by the Sellers to the Purchaser and to be purchased by the Purchaser from the Sellers shall be increased or decreased, as appropriate, by an amount equal to the TO Share Adjustment multiplied by a fraction, the numerator of which is 221,933,588 and the denominator of which is 1,030,521,037 (representing the number of outstanding shares of Common Stock beneficially owned by Mr. Schwab (excluding outstanding options to acquire stock) divided by the total number of outstanding shares of Common Stock held of record by all stockholders of the Purchaser other than those beneficially owned by Mr. Schwab (excluding outstanding options to acquire stock), each as of June 29, 2007) (the amount of shares of Common Stock sold by the Sellers and purchased by the Purchaser, inclusive of any adjustment, if applicable, the “Pro Rata Shares”). As a result, upon the Closing (as defined below), the aggregate percentage ownership interest of the Sellers in the Purchaser’s outstanding shares of Common Stock will remain substantially the same as immediately prior to the Closing Date (as defined below).

(b) The Pro Rata Shares to be sold by the Sellers pursuant to this Section 2 shall be allocated among the Sellers as the Sellers may agree; provided, however, that the Sellers must notify the Purchaser of such allocation at least one business day prior to the Closing Date.

2.2 Purchase Price.

(a) The purchase price per share to be paid by the Purchaser for the Pro Rata Shares shall be an amount equal to the per share purchase price paid by the Purchaser for the shares of Common Stock properly tendered and accepted for purchase by the Purchaser in the Tender Offer (the “Per Share Purchase Price”).

(b) The aggregate purchase price for the Pro Rata Shares (the “Aggregate Purchase Price”) shall be an amount equal to the Per Share Purchase Price, multiplied by the total number of Pro Rata Shares purchased from the Sellers.

3. Closing. Subject to the terms and conditions hereof, the purchase and sale of the Pro Rata Shares contemplated by this Agreement (the “Closing”) will take place at the offices of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation, Three Embarcadero Center, 7th Floor, San Francisco, California 94111 at 10:00 a.m. San Francisco time on the eleventh business day following the Expiration Date, or at such other later date or place as the parties shall mutually agree (the “Closing Date”). At the Closing, (a) the Sellers will deliver to the Purchaser the Pro Rata Shares to be purchased by the Purchaser and (b) the Purchaser shall deliver the Aggregate Purchase Price to the Sellers by wire transfer of immediately available funds to one or more accounts specified by the Sellers at least one business day prior to the Closing Date.

4. Representations and Warranties of the Sellers. In order to induce the Purchaser to enter into this Agreement, the Sellers hereby jointly represent and warrant to the Purchaser as follows:

4.1 Organization and Corporate Power; Authorization. Each of the Sellers has the requisite power and authority to execute, deliver and perform this Agreement and to sell the Pro Rata Shares. This Agreement is the legal, valid and, assuming due execution by the other parties hereto, binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) rules of law governing the availability of equitable remedies.

4.2 Ownership of Pro Rata Shares. The Sellers collectively own of record the number of issued and outstanding shares of Common Stock set forth in the Recitals to this Agreement. The Pro Rata Shares to be sold to the Purchaser by such Sellers when delivered to the Purchaser shall be free and clear of any liens, claims or encumbrances, including rights of first refusal and similar claims except for restrictions of applicable state and federal securities laws. There are no restrictions imposed on the transfer of such Pro Rata Shares by any stockholder or similar agreement or any law, regulation or order, other than applicable state and federal securities laws.

4.3 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of any Seller or to which any Seller is subject, (b) will not result in the creation or imposition of any lien upon the Pro Rata Shares to be sold by any Seller, and (c) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with any Seller.

4.4 Brokerage. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Sellers.

4.5. Tax Advisors. Each of the Sellers acknowledges that the Purchaser has made no representations and provided no advice regarding the tax consequences of the sale of the Pro Rata Shares. Each of the Sellers has been advised to consult such Seller’s own tax advisors regarding such tax consequences.

5. Representations and Warranties of the Purchaser. In order to induce the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants as follows:

5.1 Organization and Corporate Power; Authorization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Pro Rata Shares. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been approved by the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is the legal, valid and, assuming due execution by the other parties hereto, binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) rules of law governing the availability of equitable remedies.

5.2 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of the Purchaser or to which the Purchaser is subject, and (b) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with the Purchaser.

5.3 Brokerage. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

6. Conditions to the Purchaser’s Obligations. The obligations of the Purchaser under Section 2 of this Agreement to purchase the Pro Rata Shares at the Closing from each Seller are subject to the fulfillment as of the Closing of each of the following conditions unless waived by the Purchaser in accordance with Section 10.4:

6.1 Representations and Warranties. The representations and warranties of such Seller contained in Section 4 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

6.2 Performance. Such Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

6.3 Delivery of Pro Rata Shares. Such Seller shall have delivered the Pro Rata Shares to be sold by it at the Closing, free and clear of any liens, claims or encumbrances, along with all stock powers, assignments or any other documents, instruments or certificates necessary for a valid transfer.

6.4 No Violation. No governmental authority shall have advised or notified the Purchaser that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Purchaser’s good faith efforts to cause such withdrawal.

6.5 Successful Completion of Tender Offer. The Purchaser shall have purchased shares of its Common Stock in the Tender Offer in accordance with the Offer to Purchase.

7. Conditions to Each Seller’s Obligations. The obligations of each Seller under Section 2 of this Agreement to sell the Pro Rata Shares at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by such Seller in accordance with Section 10.4:

7.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 5 shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

7.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

7.3 Payment of Purchase Price. The Purchaser shall have delivered the Aggregate Purchase Price to be paid by the Purchaser to the Sellers.

7.4 No Violation. No governmental authority shall have advised or notified the Sellers that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Sellers’ good faith efforts to cause such withdrawal.

7.5 Successful Completion of Tender Offer. The Purchaser shall have purchased shares of its Common Stock in the Tender Offer in accordance with the Offer to Purchase.

8. Covenants.

8.1 No Purchase of Common Stock. From the date hereof until eleven business days following the Expiration Date of the Tender Offer, each Seller agrees that it will not, directly or indirectly, purchase or agree to purchase any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

8.2 No Sale of Common Stock. Except as contemplated hereunder, from the date hereof until the Closing or the termination of this Agreement, each Seller agrees that it will not, directly or indirectly, sell any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

8.3 Closing Conditions. The Sellers and the Purchaser shall use their commercially reasonable efforts to ensure that each of the conditions to Closing are satisfied.

9. Survival of Representations and Warranties; Limitation on Liability.

9.1 Survival of Representations and Warranties. All representations and warranties hereunder shall survive the Closing.

9.2 Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement or any other agreements, instruments or other documents related to the Tender Offer or the Offer to Purchase, in no event shall any Seller’s liability for breach of the representations, warranties and covenants exceed the portion of the Aggregate Purchase Price received by such Seller.

10. Miscellaneous.

10.1 Adjustments. Whenever a particular number is specified herein, including, without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividends, stock-splits, reverse stock-splits, combinations or other reclassifications of stock or any similar transactions and appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Purchaser and each of the Sellers under this Agreement.

10.2 Parties in Interest; Assignment. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. This Agreement and the rights and obligations contemplated hereby may not be assigned, in part or in whole, by the Purchaser or by any Seller without the written consent of the other party.

10.3 Third Party Beneficiaries. The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any person, other than the parties hereto and no person, other than the parties hereto, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceedings, hearing or other form.

10.4 Amendments and Waivers. Except as set forth in this Agreement, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing executed by each of the parties hereto.

10.5 Cooperation. The Purchaser and each of the Sellers shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.

10.6 Governing Law; Jurisdiction; Venue. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

10.7 Notices. All notices, demands, requests, consents or approvals (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery, addressed as set forth below, or such other address (and with such other copy) as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable overnight courier service.

To the Purchaser:

The Charles Schwab Corporation

101 Montgomery Street

San Francisco, California 94104

Attention: Chief Financial Officer

with a copy to:

Howard Rice Nemerovski Canady Falk & Rabkin,

A Professional Corporation

Three Embarcadero Center, 7th Floor

San Francisco, California 94111

Attention: Lawrence B. Rabkin, Esq.

To the Sellers:

Charles R. Schwab

The Charles Schwab Corporation

101 Montgomery Street

San Francisco, California 94104

10.8 Effect of Headings and Other Matters. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

10.9 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior written or oral understandings or agreements among or between the parties hereto. Each Seller hereby agrees that, to the extent the terms of this Agreement conflict with, or are in any way inconsistent with, any agreement relating to the rights of each such Seller as a holder of shares of Common Stock, this Agreement supersedes and controls over such agreement or agreements.

10.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10.11 Counterparts. This Agreement may be executed in separate counterparts, including by facsimile or similar transmission, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

10.12 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and permitted assigns of the parties hereto.

10.13 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

10.14 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall terminate if (a) the Tender Offer is terminated or (b) the Closing does not occur by August 22, 2007 (unless the Purchaser has extended the Tender Offer beyond July 31, 2007, in which case this Agreement shall terminate on the 16th business day after the last extension thereof). In addition, the Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Purchaser and the Sellers.

[signature page follows]

IN WITNESS WHEREOF, the undersigned parties have duly executed and delivered this Agreement as of the date first written above.

“PURCHASER”		“SELLERS”

The Charles Schwab Corporation

/s/ Charles R. Schwab
Charles R. Schwab

By:	/s/ Joseph Martinetto
Name:	Joseph Martinetto
Title:	Chief Financial Officer	/s/ Helen O. Schwab
Helen O. Schwab

The Charles & Helen Schwab Living Trust

		By:	/s/ Charles R. Schwab
		Name:	Charles R. Schwab
		Title:	Trustee

		By:	/s/ Helen O. Schwab
		Name:	Helen O. Schwab
		Title:	Trustee

HOS Family Partners, LLC

		By:	/s/ Charles R. Schwab
		Name:	Charles R. Schwab
		Title:	Member

188 Partners, LP

		By:	/s/ Charles R. Schwab
		Name:	Charles R. Schwab
		Title:	Partner

Charles and Helen Schwab Foundation

		By:	/s/ Charles R. Schwab
		Name:	Charles R. Schwab
		Title:	Chairman

[Signature Page to Stock Purchase Agreement]

ANNEX A

Offer to Purchase

SCHEDULE I

Stock Ownership of Sellers

Seller	Number of Shares
Charles R. Schwab	7,683,137
Helen O. Schwab	7,841,450
Charles & Helen Schwab Living Trust	149,572,858
HOS Family Partners LLC	42,853,958
188 Partners, LP	2,565,000
Charles and Helen Schwab Foundation	11,411,185